EXHIBIT 10.1

BOARD REPRESENTATION AGREEMENT

THIS AGREEMENT, dated as of March 24, 2006 (the “Agreement”), is by and between Carreker Corporation, a Delaware corporation (the “Company”), Prescott Group Capital Management, L.L.C. (“Prescott Capital”), the investment funds listed on Schedule I hereto (the “Prescott Funds”), Phil Frohlich (“Frohlich”), and Jeffrey D. Watkins (“Watkins”) (Prescott Capital, the Prescott Funds, Frohlich and Watkins are referred to collectively as the “Prescott Parties”).

WHEREAS, Prescott Capital, the Prescott Funds, and Frohlich are, in the aggregate, the beneficial owners of 1,826,909 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), constituting approximately 7.4% of the outstanding Common Stock of the Company (the “Shares”);

WHEREAS, Prescott Capital, the Prescott Funds, and Frohlich have filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) with respect to their ownership of shares of the Company and have amended their Schedule 13D filing by amendments dated June 30, 2005 and November 29, 2005;

WHEREAS, by letter dated November 29, 2005, Prescott Capital submitted a demand for inspection of certain books and records of the Company (the “Inspection Demand”);

WHEREAS, by letter dated January 6, 2006, Prescott Capital submitted a stockholder proposal and supporting statement (the “Stockholder Proposal”) to the Company pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, the Company has responded by letter dated January 20, 2006, that such proposal may be excluded from its proxy materials pursuant to Rule 14a-8(i) under the Exchange Act;

WHEREAS, a vacancy now exists on the Board of Directors of the Company due to the resignation of a director, and the Prescott Parties desire that Jeffrey D. Watkins, President of Prescott Capital, be appointed to fill such vacancy;

WHEREAS,  the Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”) has evaluated the candidacy of Watkins consistent with the criteria set forth in the Company’s Corporate Governance Guidelines and, subject to the terms and conditions set forth in this Agreement, has recommended to the Board of Directors the election of Watkins to fill the unexpired term of the resigning director;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             REPRESENTATIONS.

(a)           Binding Agreement; Authority.  The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Prescott Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such person and is a valid and binding obligation of such person, enforceable against such person in accordance with its terms.

(b)           Share Ownership of Common Stock. Each of the Prescott Parties hereby represents and warrants that, as of the date hereof, it and its Affiliates and Associates (as such terms are hereinafter defined) are the “beneficial owners” (as such term is hereinafter defined) of an aggregate of 1,826,909 shares of Common Stock (the “Shares”), and that neither it nor its Affiliates or Associates beneficially owns, or has any rights, options or agreements to acquire or vote, any other shares of Common Stock or any other capital stock or other securities of the Company.

(c)           Defined Terms. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under Exchange Act.  For purposes of this Agreement, the terms “beneficial owner” and “beneficially own”

shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

2.             DIRECTOR.

(a)   Appointment of Director. The Prescott Parties and the Company agree that upon the execution and delivery of this Agreement by the parties, the Board of Directors of the Company will immediately elect Jeffrey D. Watkins (the “Prescott Appointee”) to fill the directorship on the Board of Directors as a Class III Director caused by the resignation of Keith W. Hughes (with the remaining term of such directorship expiring at the Company’s 2007 annual meeting of stockholders). The Prescott Appointee hereby agrees to serve as a director upon election and agrees that he shall be bound by the terms and conditions of the Company’s Insider Trading Policy, its Code of Ethics and Business Conduct, its Corporate Governance Guidelines and all other policies applicable to the Company’s directors.

(b)   Re-nomination of Director.  At the request of Prescott Capital, the Prescott Appointee shall be considered by the Company’s Nominating Committee for nomination for election as a director of the Company, for the seat then held by him, at the election to be held at the Company’s 2007 Annual Meeting on the same basis as all other serving directors of the Company are considered for nomination.  However, neither the Nominating Committee nor the Company shall be under any obligation to nominate the Prescott Appointee for election to the Board of Directors at such time.

Rights and Duties as Director.  The Prescott Appointee shall be accorded the same rights and privileges and access to information as the other directors of the Company and shall perform all the duties of a director of the Company and shall commit the requisite time and attention thereto on the same basis as the other directors.

Compensation.  The Prescott Appointee shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company are compensated and shall be eligible for stock options (or other stock-based compensation) on the same basis as all other directors of the Company. The annual retainer will be prorated for the current year in accordance with the Company’s customary practice.  Notwithstanding anything contained herein, the receipt of stock options (or other stock-based compensation) by the Prescott Appointee in his capacity as a director of the Company (or the exercise of any such stock options or vesting of other stock-based compensation) shall not result in the violation of any other terms of this Agreement.

Indemnification and Insurance.  The Prescott Appointee shall be entitled to the same rights of indemnification as the other directors except with respect to any action brought by any of the Prescott Parties or their Affiliates, Associates or Representatives or by a third party at their behest or with their support or encouragement, as to which the Prescott Appointee hereby waives and releases such rights of indemnification. The Prescott Appointee shall be added to the Company’s Directors’ and Officers’ Liability Insurance Policy.

Information. The Prescott Parties agree to provide the Company with such information concerning the Prescott Appointee as is required under the Proxy Rules under the Exchange Act in connection with the preparation and filing of the Company’s proxy statements relating to its annual meetings of stockholders or its other reports or registration statements to be filed with the SEC. The Prescott Parties hereby represent and warrant that all such information heretofore or hereafter provided shall be accurate and complete in all material respects.

Resignation.  If at any time the ownership of Common Stock of the Prescott Parties, taken in the aggregate, falls below one percent (1%) of the total number of issued and outstanding shares of Common Stock of the Company as a result of sales or other dispositions of such stock by the Prescott Parties, the Prescott Appointee will tender his resignation from the Board of Directors, subject to acceptance by the Board of Directors.

3.             CONFIDENTIALITY.

(a)                   In his capacity as a director of the Company, the Prescott Appointee will obtain and/or have access to information concerning the Company’s business, assets, liabilities, financial condition, results of operations, cash flows, markets and marketing, customers, employees, processes, products, strategies, plans, projections and forecasts and other information about the Company (together with all analyses, compilations, studies, notes, summaries or other documents containing or based on the information obtained from the Company, the “Company Information”) on the same basis as other non-employee directors of the Company.  In addition to the duties and responsibilities of the Prescott Appointee as a director under Delaware and under federal securities laws with respect to such Company Information, the Prescott Appointee and each other Prescott Party to whom any Company Information is revealed will keep such information strictly confidential and not disclose, publish, communicate or otherwise reveal such Company Information to any other person, directly or indirectly (except as permitted by Sections 3(b) and 3(c) below).

(b)                   To the extent consistent with his fiduciary duties as a director of the Company and with the provisions of federal securities laws, the Prescott Appointee may disclose Company Information to any other Prescott Party, and, to the extent consistent with the provisions of federal securities laws, any such Prescott Party who is not a director of the Company may disclose Company Information to any other Prescott Party.  To the extent consistent with his fiduciary duties as a director of the Company and with the provisions of federal securities laws, the Prescott Appointee and any other Prescott Party may also disclose Company Information to any Representative of a Prescott Party who has executed and delivered to Prescott Capital, with a copy to the Company’s General Counsel, an undertaking in the form of Exhibit A hereto. The Prescott Parties are specifically prohibited from disclosing Company Information to any other stockholder of the Company who is not a Prescott Party, except that such restriction shall not apply to any involvement of the Prescott Appointee in or with respect to any communication made by the Company to its stockholders generally that is authorized by the officers of the Company or by resolution of the Board of Directors.  For proposes hereof, the Representatives of a person shall be its directors, officers, legal counsel and accountants (“Representatives”).  Notwithstanding the foregoing, the Prescott Appointee shall not furnish a list of the stockholders of the Company or reveal the identity of other stockholders of the Company to any other Prescott Party or any other person, except as approved in a resolution adopted by the Board of Directors of the Company or except to the extent contained in any document filed by the Company or any other stockholder of the Company with the SEC.

(c)                   The restrictions in paragraph (a) above shall not apply to information that (i) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by a Prescott Party or any Representative thereof, (ii) was independently acquired by a Prescott Party (other than the Prescott Appointee) without violating any of the obligations of any of the Prescott Parties or any of their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation or duty of any Prescott Party or its Representatives, (iii) was available, or becomes available, to a Prescott Party on a non-confidential basis other than as a result of its disclosure to a Prescott Party by the Company or any director, officer, employee or agent of the Company, but only if to the knowledge of the Prescott Parties the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the information to a Prescott Party or its Representatives by a contractual, legal, fiduciary or other binding obligation, or (iv) was authorized in writing by the Company to be disclosed.

(d)                   Each Prescott Party acknowledges that the federal securities laws prohibit it from trading in Common Stock or other securities of the Company while in the possession of material non-public information relating to the Company, or from communicating such information or otherwise making trading recommendations to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in Common Stock or other securities of the Company.  Accordingly, the Prescott Parties and their respective partners, managers, directors, employees, advisors and affiliates will refrain from trading in Common Stock or other securities of the Company, or recommending that others trade in Common Stock or other securities of the Company, at any time while in the possession of Company Information that constitutes “material non-public information” within the meaning of the federal securities laws. Without limiting the generality of the foregoing, each Prescott Party agrees to be bound by and to comply with the Company’s Insider Trading Policy.

(e)           The Prescott Parties acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Company Information, and that the Company shall have no liability resulting from the use of the Company Information, errors therein or omissions therefrom.  The Prescott Parties and their respective partners, managers, directors, employees, advisers and affiliates and other Representatives are not entitled to rely on the accuracy or completeness of the Company Information.

(f)            In the event that any Prescott Party or any of its Representatives is required (whether by oral questions, interrogatories, requests for information or documents, subpoenas, civil or criminal investigative or discovery demands or similar legal processes, or otherwise) to disclose any Company Information, such Prescott Party will first provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other appropriate remedy, and/or waive compliance with the provisions of this Section 3, and it will cooperate and will cause its Representatives to cooperate with the Company with respect to the foregoing.  In the absence of a protective order or such a waiver from the Company, such Prescott Party or its Representative shall be permitted to disclose that portion (and only that portion) of the Company Information that such Prescott Party or Representative is legally compelled to disclose; provided, however, that such Prescott Party and such Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Company Information is so disclosed.

(g)           To the extent that any Company Information may include materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of the disclosure of any Company Information (including Company Information related to pending or threatened litigation) to any Prescott Party.

(h)           The provisions of this Section 3 shall survive the termination of the Standstill Period (as defined below) and the expiration or the termination of this Agreement.

4.             ACQUISITIONS AND DISPOSITIONS OF STOCK.

Each of the Prescott Parties covenants and agrees that, during the Standstill Period (as defined below), neither it nor any of its Affiliates or Associates will, without the prior written consent of the Company specifically expressed in a vote adopted by the Board of Directors, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire, become or agree to become the beneficial owner of, announce an intention to acquire, or offer or propose to acquire, or solicit an offer to sell, any Common Stock or other securities issued by the Company (other than the Shares), or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case immediately after the taking of such action such Prescott Party and its Affiliates and Associates would, in the aggregate, beneficially own more than fifteen percent (15%) of the then outstanding shares of Common Stock; provided that this Section shall not apply to any Common Stock or other securities of the Company acquired pursuant to or resulting from any Director’s compensation, stock split, stock dividend, recapitalization, reclassification, or similar transaction.

If any Prescott Party owns or acquires any Common Stock or other securities of the Company in violation of this agreement, such Common Stock or other securities in excess of those permitted by this Agreement shall immediately be disposed of to persons who are not Affiliates or Associates of the Prescott Parties in bona fide “brokers’ transactions” (as defined under Rule 144 under the Securities Act of 1933, as amended), and, while owned or held by such Prescott Party, any shares in excess of the number permitted to be owned by this Agreement shall not be voted while such violation persists.

Each of the Prescott Parties covenants and agrees that, during the Standstill Period (as defined below), except as permitted by Section 5(c) hereof,  neither it nor any of its Affiliates or Associates will, without the prior written consent of the Company specifically expressed in a vote adopted by the Board of Directors, directly or indirectly, sell or otherwise dispose of, or agree to sell or otherwise dispose of, any of the Shares or any other Common Stock or other securities of the Company to any purchaser or other transferee who (together with any persons with whom such purchaser or transferee is acting in concert or who are members of a “group” (within the meaning of within the meaning of Section 13(d)(3) of the Exchange Act) of persons that includes such purchaser or transferee), to the knowledge of such the Prescott Parties and their Affiliates and Associates, beneficially owns or own in the aggregate in excess of three percent (3%) of the total outstanding shares of Common Stock of the Company.  For purposes of this Section 4(c), with respect to any sale effected through a bona fide “brokers’ transaction”, the Prescott Parties and/or their Affiliates and Associates shall be deemed not to have knowledge of the purchaser’s or purchasers’ beneficial ownership of shares of Common Stock of the Company.

5.             STANDSTILL ARRANGEMENTS.

Each of the Prescott Parties agrees that, during the period from the date of this Agreement through the earlier of (i) the ninetieth (90th) day after the date of the 2007 Annual Meeting of Stockholders of the Company or (ii) October 31, 2007 (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, without the written consent of the Company, directly or indirectly, solicit, request, advise, assist or encourage others to:

(a)           solicit proxies or written consents of stockholders with respect to Common Stock under any circumstances, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in Rules 14a-1 and Item 4 of Schedule 14A under the Exchange Act), or seek to advise or influence any person with respect to the voting, holding or disposition of any shares of Common Stock; provided, however, that nothing contained herein shall prohibit the Prescott Appointee from exercising his rights, duties or obligations as a director of the Company;

(b)           seek to call, or request the call of, a special meeting of the stockholders of the Company (other than, in the case of the Prescott Appointee, a call made by the Board of Directors as such), or make, or induce any other stockholder to make, any stockholder proposal in respect of the Company, regardless of whether such proposal is made for inclusion in the Company’s proxy materials, is made at or in respect of any stockholders meeting or is made in connection with any attempt to solicit stockholder consents, or induce or assist any other stockholder in doing the same, or make a request for a list of the Company’s stockholders;

(c)           commence or announce any intention to commence, or directly or indirectly or through or in conjunction with any other person engage in, or encourage any other person to make, any tender offer or exchange offer for any shares of Common Stock or other securities of the Company, provided that nothing in Section 4(c) or this Section 5(c) shall prevent such Prescott Party from tendering or selling any Common Stock or other securities of the Company into or pursuant to a tender offer not made by or instigated by the Prescott Parties or any of their respective Affiliates or Associates.

(d)           file with or send to the SEC a Schedule 13D or any amendments to any Schedule 13D under the Exchange Act with respect to the Common Stock to reflect changes to the disclosures set forth therein and exhibits filed therewith, except (i) for an amendment to the Schedule 13D previously filed with the SEC by the Prescott Parties with respect to the Shares, (the “Current Schedule 13D”) to reflect this Agreement; provided that the Prescott Parties shall, prior to the filing of such amendment with the SEC, provide the Company with a copy of such amendment as it is proposed to be so filed and a reasonable opportunity to review and comment thereon, or (ii) to the extent such amendment is filed solely to report one or a combination of other actions (if any) permitted by this Agreement or authorized in writing by the Company.  In addition, the Prescott Parties may file a Schedule 13D to comply with amendments after the date hereof to Section 13(d) of the Exchange Act, to the rules promulgated thereunder, or to the SEC’s interpretation of either of the foregoing (it being understood that nothing contained in this Section 5(d) shall be deemed to permit any action or disclosure that is otherwise prohibited by this Agreement). Such permitted amendments shall be referred to as the “Permitted Schedule 13D Amendments.” In no case shall Item 4 of the Current Schedule 13D be amended, except as otherwise permitted by this Section 5(d);

(e)           take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only Permitted Schedule 13D Amendments);

(f)            make a proposal or bid with respect to, or announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, any proposal or bid with respect to, the acquisition of any substantial portion of the assets of the Company or of all or any portion of the outstanding Common Stock (except that the Prescott Parties may file Permitted Schedule 13D Amendments), or any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving the Company;

(g)           nominate or propose any person or persons as a director or directors of the Company to be elected at any annual or special meeting of stockholders of the Company, or induce or assist or request any other stockholder to do the same; provided that this prohibition shall not apply to any actions of the Prescott Parties pursuant to and in accordance with Section 2 hereof;

(h)           make or encourage any other person to make a demand for inspection of any of the books and records of the Company; provided, however, that nothing contained herein shall prohibit the Prescott Appointee from exercising his rights, duties or obligations as a director of the Company;

(i)            act alone or in concert with others to seek control of the management, the Board (including the composition thereof) or the policies, business, operations or affairs of the Company; provided, however, that nothing contained herein shall prohibit the Prescott Appointee from exercising his rights, duties or obligations as a director of the Company;

(j)            publicly disclose, or cause or facilitate the public disclosure (including by disclosure to any journalist or other representative of the media) of, any request, or otherwise seek (in any manner that would require public disclosure by any of the Prescott Parties or its Affiliates or Associates), to obtain any waiver or consent under, or any amendment of, any provision of this Agreement;

(k)           form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock that seeks to achieve or do any of the things prohibited or restricted by Section 4 or this Section 5; or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement or proxy, that seeks to achieve or do any of the things prohibited by Section 4 or this Section 5; or

(l)            instigate, encourage or assist or enter into any discussions or arrangements with, any person to do any of the actions prohibited or restricted by Section 4 or this Section 5.

6.             WITHDRAWAL OF INSPECTION DEMAND AND STOCKHOLDER PROPOSAL.

Upon Watkins’ appointment to the Board of Directors of the Company, the Prescott Parties do hereby withdraw the Inspection Demand and the Stockholder Proposal and shall immediately cease all efforts, direct or indirect, in furtherance of the Inspection Demand and the Stockholder Proposal and any related solicitation.

7.             PRESS RELEASES AND OTHER PUBLIC STATEMENTS.

During the Standstill Period, the Company and the Prescott Parties agree as follows:

(a)           The Company agrees, subject to the requirements of applicable federal securities laws, to provide the Prescott Parties with an opportunity to review and comment on and approve any press release, public filing, or letter to the Company’s stockholders containing statements about the Prescott Parties, prior to its public release.

(b)           The Prescott Parties agree, subject to the requirements of applicable federal securities laws, to provide to the Company an opportunity to review and comment on and approve any press release, public filing, or letter to the Company’s stockholders containing statements about the Company, prior to its public release.

(c)           Promptly after the execution of this Agreement the parties hereto shall issue a press release in the form previously agreed to in writing by the parties hereto.

(d)           Neither the Company nor any of the Prescott Parties, nor any of their respective Affiliates or Associates, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning any other party to this Agreement or any of its respective past, present or future general partners, directors, officers or employees, which disparages, libels or defames such person or persons or otherwise contains a statement that places such person or persons in a bad light or damages their reputations; provided that, consistent with the foregoing, any party may comment in good faith regarding the business of the Company.

8.             REMEDIES.

(a)           Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           The parties hereto agree that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware and/or the courts of The United States of America located in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 hereof shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or The United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

If action is initiated to enforce the provisions hereof, the prevailing party shall be entitled to reimbursement of all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by it in connection therewith.

9.             ENTIRE AGREEMENT.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements among them respecting any matters covered by this Agreement.

10.          NOTICES.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. registered mail, return receipt requested:

if to the Company:

Carreker Corporation.

4055 Valley View Lane, Suite 1000

Dallas, Texas 75244

Attention:   John S. Davis, Executive Vice President and General Counsel

with a copy to:

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75210

Attention: John McKnight, Esq.

if to the Prescott Parties:

Prescott Group Capital Management, L.L.C.

1924 South Utica, Suite 1120

Tulsa, Oklahoma 74104-6429

Attention: Jeffrey D. Watkins

11.          LAW GOVERNING.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

12.          COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.          NO PRESUMPTION AGAINST DRAFTSMAN; NO ADMISSION.

Each of the undersigned parties hereby acknowledges the undersigned parties fully negotiated the terms of this Agreement, that each such party had the advice of legal counsel and an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.  Nothing contained herein shall constitute an admission by any party hereto of liability or wrongdoing.

14.          ENFORCEABILITY.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

15.          AMENDMENT AND WAIVER.

All modifications and amendments to, and waivers of, this Agreement must be in writing. No amendment or waiver of any provision of this Agreement shall be implied by any failure of any party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CARREKER CORPORATION	PRESCOTT GROUP CAPITAL
MANAGEMENT, LLC

/s/ J. D. CARREKER JR.	/s/ Jeffrey D. Watkins
By: J. D. Carreker, Jr	By: Jeffrey D. Watkins
Title: Chairman and CEO	Title: President

PRESCOTT GROUP AGGRESSIVE
SMALL CAP, L.P.
PRESCOTT GROUP AGGRESSIVE
SMALL CAP II, L.P.
PRESCOTT GROUP MID CAP, L.P.
PRESCOTT GROUP AGGRESSIVE MID
CAP, L.P.
	By:	Prescott Group Capital Management,
LLC, General Partner

		By:	PHIL FROHLICH
		Title:	Manager

/s/ PHIL FROHLICH
Phil Frohlich

/s/ JEFFREY D. WATKINS
Jeffrey D. Watkins

SCHEDULE I

PRESCOTT GROUP AGGRESSIVE SMALL CAP, L.P.

PRESCOTT GROUP AGGRESSIVE SMALL CAP II, L.P.

PRESCOTT GROUP MID CAP, L.P.

PRESCOTT GROUP AGGRESSIVE MID CAP, L.P.

EXHIBIT A

UNDERTAKING

I hereby certify that I am obtaining access to certain non-public documents or information of Carreker Corporation pursuant to the terms and restrictions of a Board Representation Agreement (the “Agreement”) entered into between Carreker Corporation, Prescott Group Capital Management, L.L.C. (in its own capacity and on behalf of certain limited partnerships for which it is the general partner), Phil Frohlich and Jeffrey D. Watkins. I further certify that I have read the Agreement, that I understand the Agreement, that I agree to be fully bound by Section 3 of the Agreement to the same extent as if I were a “Prescott Party” as defined therein, and, if I am to be a director of the Company, I agree to be fully bound by the Agreement as if I were a “Prescott Appointee” as defined therein.   I also hereby submit myself to the jurisdiction of the courts of the State of Delaware for purposes of the interpretation and enforcement of the Agreement and this Undertaking.

Dated:	, 2006

Signature:

Printed Name: